Exhibit 99.1

Insys Therapeutics Announces Delay in the Release of its Fourth Quarter and Full Year 2016 Results

-- Fourth Quarter 2016 Net Sales Estimated at $54 million --

PHOENIX, March 15, 2017 (GLOBE NEWSWIRE) -- Insys Therapeutics, Inc. (NASDAQ:INSY) (“Insys” or “the Company”) today announced that the Company will delay the release of its financial results for the fourth quarter and full year 2016.  The Audit Committee of the Company’s Board of Directors has been conducting an independent review of the Company’s processes related to estimation of, and increases to, certain sales allowances recorded during 2016, with a potential reduction of 2015 net revenue and pre-tax income not expected to exceed $5 million, as well as extended payment terms offered to certain customers during the third quarter of 2016.

As a result of the review, which is on-going, the Company does not expect to announce its fourth quarter and full year 2016 financial results on March 16, 2017, as previously planned.  The Company has filed a notification of late filing on Form 12b-25 with the Securities and Exchange Commission to obtain an automatic 15-day extension of the filing deadline for its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.  Based upon available information, the Company expects that it will be able to complete the preparation and filing of the Form 10-K within the extension period.

The Company and the Audit Committee are working diligently to complete their review and the Company will make a further announcement regarding updated timing of its release of financial results and a related conference call once the review is completed.

The Company estimates that its net sales during the quarter ended December 31, 2016 were approximately $54 million.  The Company’s estimate of net sales during the fourth quarter of 2016 is preliminary and unaudited and is subject to completion of financial closing procedures and the audit of the Company’s 2016 financial results. Consequently, this estimate amount may differ from the amount that will be reflected in the Company’s audited consolidated financial statements for the quarter and year ended December 31, 2016.

About Insys Therapeutics, Inc.

Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys is developing a pipeline of products intending to address unmet medical needs and the clinical shortcomings of existing commercial products. Insys currently markets one product, SUBSYS® (fentanyl sublingual spray) but has received approval for the marketing of SYNDROS™ (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule.  Insys is committed to developing medications for potentially treating addiction to opioids, opioid overdose, epilepsy, and other disease areas with high unmet need. SUBSYS® and SYNDROS™ are trademarks of Insys Development Company, Inc., a subsidiary of Insys Therapeutics, Inc.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the on-going review of accounting issues by the Company’s Audit Committee, the potential impact of such review, including to the Company’s prior financial results, the timing of the Company’s release of its fourth quarter and full year 2016 financial results and filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the Company’s estimated net sales during the fourth quarter of 2016. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control, including the fact that the review of accounting issues may result in conclusions and impacts that are different than we currently expect, that the completion of the review may take longer than currently anticipated and that the completion of the Company’s year-end closing procedures and audit may result in differences in the Company’s estimated net sales during the fourth quarter of 2016. For a description of these risks facing the Company, please see the risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and any subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Contact:

Lisa M. Wilson

T: 212-452-2793

E: INSYS@insysrx.com